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                                                                  EXHIBIT (a)(6)

                         CORE MOLDING TECHNOLOGIES, INC.

                                SUPPLEMENT NO. 1
                               DATED JUNE 27, 2003
                                       TO

          OFFER TO ACQUIRE ALL OUTSTANDING STOCK OPTIONS FOR NEW STOCK
                           OPTIONS DATED JUNE 6, 2003

           Core Molding Technologies, Inc. ("Core Molding") is offering to acquire all of the currently outstanding stock options held by directors and employees of Core Molding (the "Old Options") and, in return, grant to those individuals who tender Old Options new stock options (the "New Options") for 95% of the number of shares covered by their Old Options.

           We are making this offer upon the terms and subject to the conditions described in the Offer to Acquire All Outstanding Stock Options for New Stock Options, dated June 6, 2003 (the "Offer to Acquire"), the related Letter of Transmittal, and this Supplement No. 1, dated June 27, 2003, to the Offer ("Supplement No. 1").

           Except to the extent expressly set forth below, this Supplement No. 1 does not alter the terms or conditions previously set forth in the Offer to Acquire, and should be read in conjunction with the Offer to Acquire.

EXPIRATION DATE

           Core Molding hereby amends the terms of the Offer to Acquire to extend the Expiration Date to 5:00 P.M., EASTERN TIME, JULY 31, 2003, unless further extended, in accordance with Rule 13e-4(f)(1)(i) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Prior to this Supplement No. 1, the Expiration Date had been 5:00 p.m., Eastern Time, June 27, 2003.

PURPOSE OF THE OFFER

           The Offer to Acquire is hereby amended by adding the following additional disclosures regarding the purpose of the offer.

           As discussed in the Offer to Acquire, Core Molding believes that its outstanding options, though currently exercisable, are not achieving the purpose for which they were intended because they carry option prices that are significantly higher than the current market price for Core Molding common stock, effectively causing them to have little or no real value. By making this offer, Core Molding expects to be able to provide better performance incentives to its employees and thereby maximize shareholder value. Core Molding believes that the issuance of New Options with an option exercise price that is closer to the current market price of its common stock than the old options will serve as a better incentive for employees and directors to increase share value
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because in such case it will be more likely that the New Options will become
"in-the-money" (i.e. have an exercise price that is below the market price) as a result of any future increase in market price. However, as disclosed in the Offer to Acquire under the heading "Grant of New Options," offerees who elect to participate in the offer will be subject to the risk that the market value of Core Molding common stock may rise by the time of the grant of the New Options, to a point in excess of the option price under the Old Options, which would not provide better performance incentives to employees. Furthermore, if the market price of Core Molding common stock decreases to a level significantly below $1.70 per share by the time of the grant of the New Options, such New Options may not result in a significant performance incentive to employees, even though such New Options will have a lower exercise price than the Old Options.

WITHDRAWAL RIGHTS

           Core Molding also hereby amends the Offer to Acquire to reflect that an offeree's tendered Old Options may be withdrawn at any time before 5:00 p.m. Eastern Time on the Expiration Date of JULY 31, 2003 (the "Expiration Date"). If the offer is further extended by Core Molding, the offeree may withdraw its tendered Old Options at any time until the expiration of the offer as extended.

           Furthermore, in accordance with Rule 13e-4(f)(2)(ii) of the Exchange Act, if Core Molding does not accept an offeree's tendered Old Options by August 4, 2003, the 40th business day from the commencement of the offer, the offeree may withdraw its tendered Old Options at any time after August 4, 2003.

CANCELLATION OF OLD OPTIONS

           The provisions of the Offer to Acquire relating to the cancellation of Old Options are hereby amended to provide that Core Molding will accept and cause to be cancelled all of the Old Options tendered to it in connection with this offer "promptly," rather than as "soon as practicable" after the expiration of the offer.

CONFIRMATION OF GRANT OF NEW OPTIONS

           Core Molding hereby amends and supplements the Offer to Acquire to clarify that the Company will send each offeree a confirmation promptly upon receipt of such offeree's letter of transmittal and other documents that may be required (and in any event not later than three business days after the Expiration Date).

CERTAIN SUMMARY HISTORICAL FINANCIAL INFORMATION

           The Offer to Acquire is hereby amended to include the following selected summary historical financial information. The historical financial information has been derived from Core Molding's financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003. The information
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presented below should be read in conjunction with Core Molding's financial statements and notes thereto.

                                                       Year ended           Quarter
                                                       December 31,       Ended March 31,
                                                  --------------------       -------
                                                     2002       2001          2003
                                                  -------      -------       -------
                                                 (In thousands, except per share data)
Selected Income Statement Data:
Net sales ..................................      $94,089      $73,180       $29,544
Cost of products sold ......................       80,269       65,321        25,613
                                                  -------      -------       -------
      Gross profit .........................       13,820        7,859         3,931
Selling, general and administrative expenses        9,237        7,967         2,482
                                                  -------      -------       -------
      Operating income/(loss) ..............        4,583         (108)        1,449
Nonoperating items, net ....................          500            0             0
Interest expense ...........................        1,892        1,694           470
                                                  -------      -------       -------
      Income/(loss) before income taxes ....        3,191       (1,802)          979
Income taxes ...............................        1,184           58           384
                                                  -------      -------       -------
      Net income/(loss) ....................        2,007       (1,860)          595
                                                  -------      -------       -------
Net income/(loss) per common share:
      Basic ................................      $  0.21      $ (0.19)      $  0.06
                                                  =======      =======       =======
      Diluted ..............................      $  0.21      $ (0.19)      $  0.06
                                                  =======      =======       =======
Other Financial Data:
Ratio of earnings to fixed charges .........         1.98         0.48          2.22

Selected Balance Sheet Data:
Current assets .............................       28,061       21,827        28,099
Noncurrent assets ..........................       36,323       39,481        35,761
Current liabilities ........................       12,151        9,493        10,963
Noncurrent liabilities .....................       32,958       34,278        33,016

Book value per common share ................      $  1.97      $  1.79       $  2.03
                                                  =======      =======       =======